Exhibit 99.1

Metabolix Reports First Quarter 2012 Financial Results and Provides Business Update

Metabolix Continues Supply of Mirel Biopolymer Products to Customers
through Direct Shipment of Inventory

Opens European Office as Focal Point for Commercial Activities in Europe

Metabolix is Granted 2 U.S. Patents Covering Biobased Polymers and Industrial Chemicals

CAMBRIDGE, Mass.—(BUSINESS WIRE)—April 26, 2012— Metabolix, Inc.  (NASDAQ: MBLX), an innovation-driven bioscience company delivering sustainable solutions to the plastics, chemicals and energy industries, today reported financial results for the three months ended March 31, 2012.

FIRST QUARTER 2012 FINANCIAL OVERVIEW

Metabolix manages its finances with an emphasis on cash flow.  The Company has maintained this focus and ended the first quarter with $66.0 million in cash and investments.  The Company’s net cash used in operating activities during the first quarter of 2012 was $12.3 million, which represents an increase in cash usage from $9.4 million for the comparable quarter in 2011.  The $2.9 million increase in net cash usage was primarily attributable to the termination of Telles, the Company’s joint venture with Archer Daniels Midland Company (ADM) and the resulting restructuring.  This included the purchase of raw materials and more than five million pounds of PHA biopolymer inventory from Telles for approximately $3.0 million.  The increased cash usage for Q1 2012 also resulted from restructuring expenses totaling $0.9 million, partially offset by lower operating expenses after the restructuring.

Metabolix currently expects cash usage for 2012 in the range of $28 to $30 million, and expects to end 2012 with a cash and investments balance of approximately $48 to $50 million.  The Company anticipates ending 2012 with an annual cash usage run rate of approximately $24 million, excluding any additional partner funding, grant revenue or other sources of income.

Total revenue in the first quarter of 2012 was $39.3 million, compared to $0.3 million for the comparable quarter in 2011.  The first quarter revenue consisted primarily of $38.9 million in deferred revenue which was recognized as a result of the termination of the Telles joint venture.  The deferred revenue, which had been recorded as a liability on the Company’s balance sheet, consisted of certain payments received under the alliance agreements with ADM. These payments included certain upfront and milestone payments made in 2004 and 2006, quarterly support payments paid through June 2009, and cost sharing payments for certain precommercial manufacturing and operational charges.  This deferred revenue was expected to be recognized over the shorter of the economic life of the technology or the remaining term of the commercial alliance agreement.  The Company has no further performance obligations under the agreement after its termination on February 8, 2012 and, as a result, the $38.9 million of deferred revenue was recognized during the first quarter. No additional payments or cash were received upon recognition of this revenue.

The quarter-over-quarter increase in revenue also reflects an increase in government research grant revenue, a decrease in license fee and royalty revenue, and initial revenue from Metabolix sales of PHA bioploymer inventory.  Revenue in the first quarter of 2011 included revenue recognized primarily from royalties under a licensing arrangement with a related party.

Research and development expenses were $6.0 million for the first quarter of 2012 compared to $6.2 million for the same period in 2011. Included in the research and development expenses in the first quarter of 2012 are one-time restructuring expenses of $0.5 million.  Selling, general and administrative expenses were $4.4 million for the first quarter of 2012 as compared to $3.8 million for the comparable quarter in 2011. Included in the selling, general and administrative expenses in the first quarter of 2012 are one-time restructuring expenses of $0.4 million.

The Company reported net income of $28.8 million or $0.84 per share for the first quarter of 2012 compared to a net loss of $9.6 million or $0.36 per share for the first quarter of 2011.

BUSINESS UPDATE

“I am pleased to report that we are making steady progress toward the commercialization of our biopolymer and biobased chemicals businesses.  We are driving the biopolymers business forward.  We are providing customers with supply of Mirel biopolymer products from existing inventory and have recorded initial product sales. In addition, we opened a new business office as a focal point for commercial activity in Europe,” commented Richard P. Eno, President and Chief Executive Officer of Metabolix.  “In our biobased chemicals platform, we are continuing to expand our core intellectual property portfolio and are evaluating the potential to integrate the manufacturing of biopolymers and biobased chemicals.”

During the first quarter of 2012, Metabolix advanced discussions with prospective manufacturing and commercialization partners for biopolymers and focused on evaluating certain manufacturing options and locations worldwide.  The Company also continued to engage core customers in discussions of inventory requirements, provided samples to potential customers for application development and recorded initial sales and delivery of product inventory.  Metabolix noted that it has further visibility on customer orders expected to ship in the second quarter.  With more than 5 million pounds of product inventory available, Metabolix expects it will have adequate product inventory to supply core customers with PHA biopolymer until new inventory becomes available and to continue product development in high value-added applications.

Metabolix also noted that long-time customer Ball Horticultural has commercially launched new Mirel-based biodegradable SoilWrap® plant containers through leading retailers including Home Depot, Lowe’s and ShopKo. As an alternative to petroleum-based plastics, SoilWrap showcases the key benefits of Mirel biopolymers as it enables consumers to eliminate waste and streamline the planting process. For growers and retailers, the biodegradability properties enabled by the Mirel biopolymers provide a differentiated product offering.

Metabolix recently opened a European office in Cologne, Germany.  This site will enable the Company to directly access the European market for biopolymers and will serve as a coordination point for its regional initiatives in renewable chemicals.  In addition, Metabolix has entered into arrangements to warehouse PHA biopolymer product inventory in Europe and the United States, and has positioned inventory to serve these markets.

In its second technology platform, Metabolix is developing C4 and C3 chemicals from biobased sources using proprietary, patented fermentation technology and the “FAST” recovery process.  Metabolix has produced gamma-Butyrolactone (“GBL”) at semi-works scale (60,000L) and expects that its biobased GBL can be converted to biobased butanediol (“BDO”) to enable access to broad segments of the chemicals market.  Metabolix has also produced biobased acrylic acid at lab scale. The Company is actively moving these processes towards commercial scale targets.

Metabolix has intensified its investment and activities to develop and commercialize biobased industrial chemicals.  In the second quarter, Metabolix expects to begin sampling to prospective strategic partners dried biomass for conversion to biobased acrylic acid.  In conjunction with technical progress, Metabolix expects to continue discussions with industry leaders with the goal of forming the industry alliances necessary to successfully bring the Company’s biobased industrial chemicals into commercial production.

In the first quarter of 2012, Metabolix was granted 2 key U.S. patents covering certain technology to enable the novel and efficient production of biobased polymers and industrial chemicals.  U.S. patent 8,093,022 titled “Polyhydroxalkanoate Biopolymer Compositions,” enables production of a series of new PHA biopolymer compositions using genetically engineered microbial strains. The second patent, U.S. Patent 8,114,643 titled “Polyhydroxyalkanoate Production from Polyols” describes technology useful for the production of PHA polymers and C3 chemicals including biobased acrylic acid.

In its third technology platform, crop-based businesses, Metabolix has continued work on developing an innovative biorefinery system which uses plant crops to co-produce biobased chemicals with bioenergy. In 2012, Metabolix expects to continue to advance research under a $6 million grant by the U.S. Department of Energy (“DOE”) to produce PHB in switchgrass to co-produce densified biomass for fuel and to produce value-added crotonic acid.  In March 2012, researchers at Metabolix and collaborators from the University of Queensland, Australian Institute for Bioengineering and Nanotechnology, published a paper in the Plant Biotechnology Journal demonstrating that genetic constructs used to produce PHB in switchgrass could be directly transferred to sugarcane, expanding the range of biomass crops suitable for deployment of Metabolix technology.

Conference Call Information

Richard Eno, the Company’s President and CEO, Joseph Hill, CFO, and Oliver Peoples, Co-founder and CSO, will host a conference call today at 4:30 p.m. (Eastern) to discuss the results of the first quarter ended March 31, 2012. The Company will also provide an update on the business and answer questions from the investment community.  To participate, dial toll-free 1-888-417-8519 or 1-719-325-2115 (international).  The pass code is 3078349.  The conference call will also be webcast and can be accessed from the Company’s website at www.metabolix.com in the investor relations section.

To listen to a telephonic replay of the conference call, dial toll-free 1-877-870-5176 or 1-858-384-5517 (international) and enter pass code 3078349.  The replay will be available beginning at 7:30 p.m. (Eastern) on Thursday, April 26, 2012 and will last through 11:59 PM (Eastern) May 10, 2012.  In addition, the webcast will be archived on the Company’s website at www.metabolix.com in the investor relations section.

About Metabolix

Metabolix, Inc. is an innovation-driven bioscience company delivering sustainable solutions to the plastics, chemicals and energy industries. Metabolix is developing and commercializing MirelTM and Mvera,TM a family of high-performance bioplastics which are biobased and biodegradable alternatives to many petroleum-based plastics. Metabolix’s biobased chemicals platform utilizes its novel “FAST” recovery process to enable the production of cost-effective, “drop in” replacements for petroleum-based industrial chemicals. Metabolix is also developing a platform for co-producing plastics, chemicals and energy from crops. Metabolix has established an industry-leading intellectual property portfolio that, together with its knowledge of advanced industrial practice, provides a foundation for industry collaborations. For more information, please visit www.metabolix.com.  (MBLX-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding expected future financial results and cash usage; plans for launch of the Metabolix biopolymers business; expectations for the commercialization of Metabolix biopolymers, commercialization of the Company’s industrial chemicals and projected advances in crop yields; and future research and development, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Metabolix’s filings with the Securities and Exchange Commission, including its 10-K for the year ended December 31, 2011 filed on March 12, 2012. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2012	2011
Revenue:
Revenue from termination of joint venture	$38,885	$—
Grant revenue	378	25
License fee and royalty revenue from related parties	45	301
Product revenue	14	—
Total revenue	39,322	326

Costs and expenses:
Cost of product revenues	55	—
Research and development	6,045	6,199
Selling, general, and administrative	4,399	3,787
Total costs and expenses	10,499	9,986
Income (loss) from operations	28,823	(9,660)

Other income:
Interest income, net	17	20
Net income (loss)	$28,840	$(9,640)

Net income (loss) per share:
Basic	$0.84	$(0.36)

Diluted	0.84	(0.36)

Number of shares used in per share calculations:
Basic	34,136,333	26,904,606

Diluted	34,265,638	26,904,606

METABOLIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

UNAUDITED

(in thousands)

	March 31,	December 31,
	2012	2011
Assets
Cash, cash equivalents and short-term investments	$65,951	$76,855
Inventory	2,977	—
Other current assets	1,426	1,584
Restricted cash	622	622
Property and equipment, net	2,046	2,276
Long-term investments	—	1,503
Other assets	94	72
Total assets	$73,116	$82,912

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$2,938	$4,086
Short-term deferred revenue	202	2,914
Current portion of deferred rent	165	165
Long-term deferred revenue	—	35,944
Other long-term liabilities	301	340
Total liabilities	3,606	43,449
Total stockholders’ equity	69,510	39,463
Total liabilities and stockholders’ equity	$73,116	$82,912

METABOLIX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

(in thousands)

	Three Months Ended
	March 31,
	2012	2011
Cash flows from operating activities
Net Income (loss)	$28,840	$(9,640)
Adjustments to reconcile net income or loss to cash used in operating activities:
Depreciation	379	384
Charge for 401(k) company common stock match	162	242
Stock-based compensation	1,104	1,233
Changes in operating assets and liabilities:
Other operating assets and liabilities	(1,111)	(1,877)
Deferred revenue	(38,656)	296
Inventory	(2,977)	—
Net cash used in operating activities	(12,259)	(9,362)

Cash flows from investing activities
Purchase of property and equipment	(148)	(315)
Purchase of short-term investments	(28,240)	(8,502)
Proceeds the from sale and maturity of short-term investments	28,961	25,663
Net cash provided by investing activities	573	16,846

Cash flows from financing activities
Proceeds from options exercised	11	36
Net cash provided by financing activities	11	36

Effect of exchange rate changes on cash and cash equivalents	2	1

Net increase (decrease) in cash and cash equivalents	(11,673)	7,521
Cash and cash equivalents at beginning of period	21,277	12,526
Cash and cash equivalents at end of period	$9,604	$20,047

Metabolix General Inquiries:

Lynne H. Brum, (617) 682-4693, LBrum@metabolix.com

Investor Relations Contact:

James R. Palczynski, ICR, (203) 682-8229, james.palczynski@icrinc.com